EXHIBIT 99.2
Press Release

Clean Harbors Prices Offering of Senior Notes Due 2033

NORWELL, Mass. – September 25, 2025 – Clean Harbors, Inc. (“Clean Harbors” or the “Company”) (NYSE: CLH), announced today that it has priced a private offering of $745 million of senior notes due 2033 (the “notes”). In conjunction with a $100 million increase in the new secured term loan credit facility referred to below, the aggregate principal amount of the notes was decreased from the previously announced offering of $845 million.

The notes, which carry an interest rate of 5.750%, were priced for purposes of resale at 100.000% of their aggregate principal amount. The issuance and sale of the notes is expected to close on or about October 9, 2025, subject to customary closing conditions. The Company intends to use the net proceeds from the offering of notes and $1,260.0 million in borrowings under a new secured term loan credit facility that the Company anticipates entering into concurrent with the closing of the offering of notes, together with cash on hand, to (i) repay all of the approximately $1,457.3 million aggregate principal amount of secured senior term loans that are outstanding under the Company’s existing term loan credit facility, and accrued and unpaid interest thereon (and terminate such credit facility in connection therewith), (ii) redeem all of the $545.0 million aggregate principal amount outstanding of the Company’s 4.875% senior notes due 2027 and (iii) pay related fees and expenses. The refinancing transactions are subject to market conditions and other factors, and there can be no assurance as to whether these transactions will be completed. The consummation of the offering of notes is not contingent on the Company’s entry into the new secured term loan credit facility.

The notes will be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes, nor shall there be any sale of notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, manufacturing and refining, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is a leading provider of parts washers and environmental services to commercial, industrial and automotive customers, as well as North America’s largest
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com re-refiner and recycler of used oil. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India.
Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “seeks,” “will,” “should,” “estimates,” “projects,” “may,” “likely,” “potential,” “outlook” or similar expressions. Such statements include, but are not limited to, statements about the closing of the offering of notes, the new secured term loan credit facility and the Company’s intended use of proceeds and borrowings therefrom. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of the date of this press release only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation: risk that the Company will not sell the notes, enter into a new secured term loan credit facility or apply the net proceeds as indicated because of adverse market conditions or otherwise; operational and safety risks; risks relating to the failure of new or existing technologies; cybersecurity risks; the occurrence of natural disasters or other catastrophic events, as well as their residual macroeconomic effects; risks associated with retaining and hiring key personnel; environmental liability and product liability risks relating to hazardous waste management and other components of the Company’s business; negative economic, industry or other developments, including market volatility or economic downturns; risks associated with management’s assumptions relating to expansion of the Company’s landfills; reductions in the demand for emergency response services at industrial facilities or on roadways, railways or waterways, and other remedial projects and regulatory developments; reductions in the demand for oil products and automotive services and volatility in oil prices in the markets the Company serves; changes in statutory and regulatory requirements and risks relating to extensive environmental laws and regulations; risks associated with existing and potential litigation; risks associated with the Company’s identification and execution of strategic acquisitions and divestitures and their related liabilities; risks relating to the availability and sufficiency of the Company’s insurance coverage, self-insurance, surety bonds, letters of credit and other forms of financial assurance; the impact of new tax legislation or changes in tax regulations and interpretations; the imposition of trade sanctions or tariffs; fluctuations in interest rates and foreign currency exchange rates; risks relating to the Company’s indebtedness and covenants in its debt agreements; risks associated with certain anti-takeover provisions under the Massachusetts Business Corporation Act and the Company’s By-Laws, and those items identified as “Risk Factors” in Clean Harbors’ most recently filed reports on Form 10-K and Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission.
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Contacts:

Eric J. Dugas	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com